FOR IMMEDIATE RELEASE

Nordson Corporation Reports Record Second Quarter Sales, Operating Profit and Earnings Per Share

•	Sales Grow 22 Percent to $294 Million

•	Operating Profit Increases 58 Percent to $54 Million

•	Diluted Earnings per Share Increase 59 Percent to $0.97

WESTLAKE, Ohio - May 21, 2008 - Nordson Corporation (Nasdaq: NDSN) today reported record second quarter sales, operating profit and diluted earnings per share. For the quarter ending April 30, 2008, sales reached $294 million, a 22 percent increase over sales in the same period a year ago. Organic volume increased 9 percent, the first year effect of acquisitions added 6 percent, and the favorable effects of currency translation added 7 percent. Operating profit for the quarter improved to $54 million, a 58 percent increase over the same period a year ago. Second quarter diluted earnings per share were $0.97, an increase of 59 percent over the same period a year ago.

“This was another outstanding quarter for Nordson, where demand for our products and services grew in all segments and each geographic region,” said Chief Executive Officer Edward P. Campbell. “Our continuing record performance, despite the challenges in the U.S. economy, reflects the strength of our products and global market positions, and the benefits of the diversity in the many end markets we serve.”

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Segment & Regional Results
All segments contributed solid sales growth in the quarter, led by Advanced Technology, which grew by 26 percent over the previous year’s second quarter. Sales increased 23 percent in the Adhesive Dispensing segment, and 10 percent in the Industrial Coating and Automotive segment. “The excellent performance in the quarter was driven by double-digit revenue growth in every segment. And with the benefit of last year’s acquisitions, Advanced Technology revenue has grown in excess of 20 percent during each of the last four quarters. The financial performance of this segment continues to improve with excellent volume growth and the end of short term purchase accounting effects,” said Campbell. “In the Industrial Coating & Automotive segment, we grew sales despite softness in domestic industrial markets.”

On a geographic basis, second quarter sales increased 31 percent in Asia Pacific, 28 percent in Europe, 17 percent in the United States, 12 percent in Japan, and 6 percent in the Americas compared to a year ago.

“Nordson again experienced volume growth in every region where we operate. The largest increases came in Asia Pacific, the U.S. and Europe, where our strong local positions enable us to provide customers with leading technological solutions and unsurpassed support,” continued Campbell.

Fiscal Year-to-Date Results
For the first half of fiscal 2008, sales were a record $539 million, a 21 percent increase over the first half of fiscal 2007. Organic volume increased 8 percent, the first year effect of acquisitions added 7 percent and the favorable effects of currency translation added 6 percent. First half earnings on a diluted basis were a record $1.59, representing a 49 percent increase over the same period a year ago.

On a segment basis, first half sales increased 33 percent in the Advanced Technology segment, 18 percent in the Adhesive Dispensing segment, and 9 percent in the Industrial Coating and Automotive segment, all over the same period a year ago.  On a geographic basis, first half sales increased 37 percent in Asia Pacific, 24 percent in Europe, 15 percent in the United States, 15 percent in Japan, and 7 percent in the Americas.

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“The momentum of our first quarter continued into the second, propelling us to an impressive first half performance,” said Campbell. “Asia Pacific revenues have accelerated in 2008, up from average annual growth rates of 27 percent over the past five years.”

Order Rates and Backlog
Order rates for the 12 week period ending May 4, 2008, measured in constant currency, were equal to the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2007 acquisitions were owned in both years.

Backlog at the end of the second quarter was approximately $122 million, an increase of 1 percent compared with $121 million for the same period a year ago. Backlog increased by approximately $20 million or 20 percent from the end of fiscal 2007 to the end of the second quarter. Backlog amounts are calculated at April 30, 2008 exchange rates.

Outlook
For the third quarter of fiscal year 2008, sales are expected to reach a record level, with growth between 13 to 17 percent over the same period a year ago. Diluted earnings per share are also expected to reach a record level, with guidance in the range of $0.91 to $1.01. The midpoint of this guidance represents a 33 percent increase over diluted earnings per share of $0.72 in the prior year.

“Nordson is well on its way towards another year of all-time highs in sales and earnings,” said Campbell.

Nordson will broadcast its second-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Thursday, May 22, 2008 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Barbara Price, Manager, Shareholder Relations, at (440) 414-5344.

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Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in 30 countries.

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Investor Contact:
Barbara T. Price, Manager, Shareholder Relations
(440) 414-5344 bprice@nordson.com

Media Contact:
James R. Jaye, Director, Corporate Communications
(440) 414-5639 jjaye@nordson.com

A summary of sales, income, earnings and order rates is presented in the attached tables.

SECOND QUARTER PERIOD
Period Ending April 30, 2008
(Unaudited)

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME

	Second Quarter		Year-to-Date
	2008	2007	2008	2007

Net sales	$294,116	$241,293	$538,805	$445,168
Cost of sales	128,243	109,419	233,073	195,633
Selling & administrative expenses	111,650	97,497	215,110	186,892

Operating profit	54,223	34,377	90,622	62,643

Interest expense - net	(4,013)	(5,003)	(9,143)	(8,817)
Other income (expense) - net	1,008	2,779	2,221	1,710

Income before income taxes	51,218	32,153	83,700	55,536
Income taxes	18,169	11,173	29,312	18,999

Net Income	$33,049	$20,980	$54,388	$36,537

Return on sales	11%	9%	10%	8%
Return on average shareholders' equity	23%	18%	20%	16%

Average common shares outstanding (000's)	33,525	33,572	33,571	33,475
Average common shares and
common share equivalents (000's)	34,111	34,146	34,150	34,130

Per share:

Basic earnings	$.99	$.62	$1.62	$1.09
Diluted earnings	$.97	$.61	$1.59	$1.07

Dividends paid	$.1825	$.175	$.365	$.35

SECOND QUARTER PERIOD
Period Ending April 30, 2008
(Unaudited)

CONSOLIDATED BALANCE SHEET

	April 30	October 31
	2008	2007

Cash and marketable securities	$27,682	$31,145
Receivables	227,556	229,993
Inventories	139,634	119,650
Other current assets	31,667	29,136
Total current assets	426,539	409,924

Property, plant & equipment - net	134,107	132,937
Other assets	664,702	668,979

	$1,225,348	$1,211,840

Notes payable and debt due within one year	$234,652	$324,099
Accounts payable and accrued liabilities	170,084	185,815
Total current liabilities	404,736	509,914

Long-term debt	72,840	22,840
Other liabilities	157,864	147,969
Total shareholders' equity	589,908	531,117

	$1,225,348	$1,211,840
Other information:

Employees	4,144	4,089

Common shares outstanding (000's)	33,687	33,710

SECOND QUARTER PERIOD
Period Ending April 30, 2008
(Unaudited)

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SALES BY BUSINESS	Second Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
SEGMENT	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

Adhesive dispensing systems	$152,451	$123,662	12.5%	10.8%	23.3%	$276,316	$233,696	9.0%	9.2%	18.2%
Advanced technology systems	93,773	74,205	24.8%	1.6%	26.4%	177,667	133,886	31.0%	1.7%	32.7%
Industrial coating & automotive systems	47,892	43,426	3.9%	6.4%	10.3%	84,822	77,586	3.6%	5.7%	9.3%

Total sales by business segment	$294,116	$241,293	14.7%	7.2%	21.9%	$538,805	$445,168	14.7%	6.3%	21.0%

OPERATING PROFIT BY	Second Quarter					Year-to-Date
BUSINESS SEGMENT	2008	2007				2008	2007

Adhesive dispensing systems	$38,681	$29,682				$66,819	$52,747
Advanced technology systems	18,889	7,461				29,225	15,696
Industrial coating & automotive systems	4,520	4,514				5,370	4,025
Corporate	(7,867)	(7,280)				(10,792)	(9,825)

Total operating profit by business segment	$54,223	$34,377				$90,622	$62,643

SALES BY GEOGRAPHIC	Second Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
REGION	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

United States	$84,204	$72,151	16.7%	0.0%	16.7%	$157,195	$136,442	15.2%	-	15.2%
Americas	17,831	16,819	1.3%	4.7%	6.0%	33,809	31,615	2.1%	4.8%	6.9%
Europe	113,379	88,639	14.3%	13.6%	27.9%	204,495	165,481	11.6%	12.0%	23.6%
Japan	29,133	25,975	0.9%	11.3%	12.2%	49,373	43,078	5.2%	9.4%	14.6%
Asia Pacific	49,569	37,709	27.2%	4.3%	31.5%	93,933	68,552	32.8%	4.2%	37.0%

Total Sales by Geographic Region	$294,116	$241,293	14.7%	7.2%	21.9%	$538,805	$445,168	14.7%	6.3%	21.0%

SELECTED SUPPLEMENTAL	Second Quarter					Year-to-Date
INFORMATION	2008	2007				2008	2007

Depreciation and amortization	$7,814	$6,636				$15,547	$12,729
Capital expenditures	$5,758	$10,563				$10,122	$19,219
Dividends paid	$6,112	$5,878				$12,245	$11,717

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 11, 2008
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-	United States	-14%
Advanced technology systems	10%	Americas	-16%
Industrial coating & automotive systems	-17%	Europe	10%
		Japan	2%
Total	-	Asia Pacific	17%

		Total	-

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma growth in order rates were calculated as though fiscal 2007 acquisitions were owned in both years.